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                                                                    EXHIBIT 99.3

                              September 28, 2001

VIA FACSIMILE
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G & L Realty Corp.
439 North Bedford Drive
Beverly Hills, California 90210

Attn:  Special Committee of the
       Board of Directors

Gentlemen:


            Reference is hereby made to the Agreement and Plan of Merger (the "Merger Agreement"), dated as of May 10, 2001, between G & L Acquisition, LLC (the "Acquiror") and G & L Realty Corp. (the "Company"), as amended by Amendment No. 1, dated as of September 28, 2001. Section 4.1 of the Merger Agreement restricts the Board of Directors of the Company and the Special Committee (as defined) from taking certain actions, but allows them to enter into discussions or negotiations with any person that makes a bona fide, written and unsolicited Acquisition Proposal (as defined) if, among other things, "the Board or Special Committee determines in good faith, on advice of counsel, that the failure to take such action would reasonably be expected to violate its duties under applicable law and such proposal is, or is reasonably likely to be, a Superior Acquisition Proposal" (as defined). Pursuant to Section 8.3 of the Merger Agreement, Acquiror hereby waives compliance by the Company and the Special Committee with the foregoing provision of Section 4.1 of the Merger Agreement, but only to the extent necessary for the Special Committee to enter into discussions and negotiations with Lyle Weisman and his associates (the "WGFK Group") and their counsel regarding the proposal made by the WGFK Group, without having to determine at this time that the failure to do so would reasonably be expected to violate its duties under applicable law or that the proposal by the WGFK Group is, or is reasonably likely to be, a Superior Acquisition Proposal.

          The foregoing limited waiver is subject to all of the following, in the absence of which the waiver shall be deemed to have been revoked retroactively:

          1. The Special Committee shall proceed with such discussions or negotiations as expeditiously as practicable and conclude the same within a reasonable period of

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G & L Realty Corp.
September 28, 2001
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time given the stockholder meeting date of October 24, 2001 and applicable disclosure requirements of the Securities and Exchange Commission.

          2. Any proposal recommended by the Special Committee would include the payment to the Company of at least $2.5 million on a nonrefundable basis, except in the event by a breach by the Company.

          3. Messrs. Gottlieb and Lebowitz shall be afforded sufficient advance notice of any record date for a vote of common stockholders or any tender offer for common stock of the Company relating to any acquisition by the WGFK Group or any of its affiliates such that, prior to such record date or tender offer, they are able to become record holders of the shares of common stock issuable to them on exercise any outstanding options held by them.

          The foregoing shall not be construed as a waiver of any other provisions of the Merger Agreement, and shall not in any manner affect Acquiror's rights under Article VII of the Merger Agreement relating to termination.

                                             Very truly yours,

                                             G & L ACQUISITION, LLC

                                             By: /s/ Daniel M. Gottlieb
                                                ---------------------------
                                                Daniel M. Gottlieb, Member

                                             By: /s/ Steven D. Lebowitz
                                                ---------------------------
                                                Steven D. Lebowitz, Member